As filed with the Securities and Exchange Commission on January 11, 2010
Registration No. 333-__________

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	74-3231613 (I.R.S. Employer Identification No.)

Jeffrey Beunier
President
Recovery Energy, Inc.
1515 Wynkoop St., Suite 200
Denver, CO 80202
1-888-887-4449
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

______________________

Copies to:
Jeffrey M. Knetsch
Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
(303) 223-1100
Fax: (303) 223-1111

______________________

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	”Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock(1)	1,450,000	$3.25	$4,712,508	$433.55

(1)
Represents 1,450,000 shares of common stock being registered for resale on behalf of the selling stockholder of such securities  and, pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed without notice.  The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Recovery Energy, Inc. and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Recovery Energy, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated January 11, 2010

1,450,000 shares of Common Stock

RECOVERY ENERGY, INC.

This prospectus relates to 1,450,000 shares of common stock of Recovery Energy, Inc. which may be offered by the selling stockholder identified on page 12 of this prospectus for its own account.

We will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

The shares of common stock being offered pursuant to this prospectus are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling stockholder to the public without restriction. Each of the selling stockholder and the participating brokers or dealers may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol "RECV".  On January 11, 2010, the last reported sale price of our common stock was $3.25 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2010.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus.  You should not rely on any unauthorized information.  This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful.  The information in this prospectus is current as of the date on the cover.  You should rely only on the information contained or incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into the prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the safe harbor created thereby.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

These forward-looking statements are subject to numerous risks, uncertainties and assumptions about us, including the factors described under the caption "Risk Factors" in this prospectus.  The forward-looking events we discuss in this prospectus might not occur in light of these risks, uncertainties and assumptions.  Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

Overview of Our Business

Recovery Energy, Inc. (OTC BB: RECV), sometimes referred to in this prospectus as "we," "us," "our," the "Company" or "Recovery," is a Denver based development stage independent energy company engaged in the services sector of the oil and gas industry through our ownership and operation of medium depth oil drilling rigs.  In October, 2009, we decided to change our business direction.  We principally intend to engage in the development, production, and marketing of oil & gas in North America through the application of engineering expertise, to enhance recovery and achieve the most effective results possible.  Specifically, we intend to specialize in using modern secondary and tertiary recovery techniques on older, historically productive fields.  Higher oil & gas prices, and advances in technology such as 3-D seismic acquisition and evaluation and carbon dioxide (CO2) injection, should enable us to capitalize on attractive sources of potential recoverable oil & gas.

We currently own two drilling rigs consisting of a Spencer Harris 5000 Rig and a Cardwell Rig, both capable of medium depth drilling to approximately 6,500 feet.  Subject to certain equipment upgrades being completed, we plan to deploy our rigs in the field to generate daily lease revenue from third parties.  We intend to focus our efforts on acquiring and developing producing properties in established mature basins within the United States, and consequently, the drilling component of the business will become less material as time progresses.

Recovery will employ a business strategy that focuses on a balanced program of opportunistic acquisitions of existing producing properties that possess incremental value opportunities through low risk development.  We intend to efficiently deploy capital as a low cost operator and acquirer.  We intend to grow our asset base by acquiring neglected and underperforming or distressed oil centric assets which Recovery can operate.  As an operator, Recovery will be able to enhance the value of its acquisitions by focusing the appropriate resources to drive production growth.

Over the past several years there has been a renewed focus on domestic exploration and production within the United States.  Buoyed by growing international demand and coupled with continued political stress in major oil producing nations, the value of domestic hydrocarbon reserves has increased and should continue to command a premium for the foreseeable future.  When evaluating the outlook for natural gas as compared to oil, we believe the pricing curve favors oil and, thus, through our focus on on-shore domestic oil production, we believe we are positioned to generate above average investment returns in the future.

We will focus on applying technology and services to increase the incremental recovery factor of certain mature oil basins within the United States.  Over the past fifteen years the energy industry has been focused on innovation, with new technological breakthroughs enabling the industry to pursue hydrocarbon reserves in previously inaccessible formations or areas.  The impact of technology has not only improved the economics of drilling but has dramatically impacted the recovery factor of existing oil in place.  For decades certain basins have been water-flooded, steam flooded, or CO2 flooded.  All of these efforts have been focused on increasing the recovery factor of known oil reserves that could not be produced or produced economically prior to the evolution of varying technologies.

For the majority of domestic U.S. oil basins the easily attainable oil has been found, suggesting in our opinion that new found oil production will be discovered through deeper, more complex conventional drilling activities, and through un-conventional shale-type opportunities; however, we believe significant opportunities exist in neglected and over looked conventional formations.

The decline in oil prices in the 1980’s created a trend of the major oil companies to underemphasize and under-invest in the United States oil properties into more lucrative international oil development opportunities.  We plan to utilize our know-how, to identify, acquire and enhance properties that provide either down-hole improvements, additional behind-pipe zones or down spacing opportunities.  Furthermore, re-completion, modern frac technology and enhanced recovery will all be taken into consideration for both the acquisition and exploitation of various properties.  Furthermore, the significant volatility in commodity prices over the last twelve months has created opportunities to acquire reserves from financial constrained competitors who acquired assets at or near the top of the market.

Recent Development

On September 21, 2009, the Company  purchased 100% of the outstanding membership units of Recovery Energy Services, LLC.  In connection with this acquisition, the Company agreed to convert a $3,250,000 note that was issued by Recovery Services into 2,100,000 shares of the Company's common stock.  The stockholder and former officers and directors of the Company agreed to cancel a total of the 5,000,000 shares of the Company's common stock they owned at the expiration of the 120 day period following the closing of the acquisition.  The Registrant was a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) immediately before the completion of the Transaction.

We entered into two purchase and sale agreements with the same seller for the purchase of oil and gas properties, one effective October 1, 2009 and the other effective December 1, 2009.  We simultaneously sold 50% of the interests purchased under the first equity to a third party for $750,000.  Pursuant to the first agreement, the seller may elect to require us to purchase the 250,000 shares of our common stock issued as part of the purchase price for $750,000, and the seller notified us that it so elected.  Under the second agreement we were required to pay the $2,200,000 cash portion of the purchase price on December 18, 2009, and that payment was not made.

We recently sold to Roger A. Parker our remaining 50% interest in the properties purchased under the first agreement effective as of October 1, 2009 for $750,000 cash with an option to repurchase such interest at such price exercisable until February 15, 2010. We also paid the seller $750,000 in exchange for the 250,000 shares of common stock issued pursuant to the first agreement, which was accompanied by a mutual release.  We are in discussions with the seller to resolve our failure to make the $2,200,000 payment on December 18, 2009.

Background of the Company

The Company, f/k/a Universal Holdings, Inc., was incorporated in August of 2007 in the State of Nevada.  Upon our inception we issued 500,000 shares each to Lanny M. Roof and Judith B. Lee in consideration for services provided.  On September 13, 2007, we consummated an agreement with Universal Product Marketing, Inc., pursuant to which Universal Product Marketing, Inc. exchanged all of its shares for 4,000,000 shares of our common stock and Universal Products Marketing, Inc. ("Universal") became our wholly owned subsidiary.  In May 2008 we completed an offering in which we sold 2,099,000 common shares at $0.10 per share in connection with our private placement.  In September 2009, we acquired Recovery Services and it became our second wholly owned subsidiary.  In October 2009, we changed our name from Universal Holdings, Inc. to Recovery Energy, Inc.

Our executive offices are located at 1515 Wynkoop St., Suite 200, Denver, CO  80202.  Our telephone number is 1-888-887-4449.  Our website is www.recoveryenergyco.com.  The information on our websites is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our common stock.

RISK FACTORS

Investing in our shares involves significant risks, including the potential loss of all or part of your investment.  These risks could materially affect our business, financial condition and results of operations and cause a decline in the market price of our shares.  You should carefully consider all of the risks described in this prospectus, in addition to the other information contained in this prospectus, before you make an investment in the Company's shares.

Risks Related to Our Industry

Oil and natural gas prices are volatile.  A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and natural gas we produce and sell.  Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.  Historically, the markets for oil and natural gas have been volatile and they are likely to continue to be volatile.  Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market and political uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic demands and supplies of oil and natural gas;
•	weather conditions;
•	the price and availability of alternative fuels;
•	the availability of pipeline capacity;
•	the price and level of foreign imports;
•	domestic and foreign governmental regulations and taxes;
•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
•	the overall economic environment;
•	political conditions and events, including embargoes, acts of war or terrorism, affecting global oil-producing activity;
•	the level of global oil and natural gas exploration and production activity;
•	technological advances affecting energy consumption; and
•	market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty.  Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.

Government regulation may adversely affect our business and results of operations.

Oil and natural gas operations are subject to various and numerous federal, state and local government regulations, which may be changed from time to time. Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions.  Occasionally, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas.  We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•	land use restrictions;
•	lease permit restrictions;
•	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;
•	spacing of wells;
•	unitization and pooling of properties;
•	safety precautions;
•	injection of substances;
•	operational reporting; and
•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;
•	property and natural resource damages;
•	well reclamation cost;
•	business interruption; and
•	governmental sanctions, such as fines and penalties.

The transportation and storage of refined products include the risk that refined products and other hydrocarbons may be suddenly or gradually released into the environment. We own or lease a number of properties that have been used to store or distribute refined and unrefined products for many years.  Many of these properties have also been operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under our control.  Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed.  Our permits require that we report any incidents that cause or could cause environmental damages.  As a result, we may incur substantial expenditures or liabilities to third parties or governmental entities which could have a material adverse effect on us.

The oil and natural gas industry is capital intensive, and we may not be able to raise the necessary capital in the future.

The oil and natural gas industry is capital intensive.  We make substantial capital expenditures for the acquisition, exploration for and development of oil and natural gas reserves.

Historically, we have financed capital expenditures primarily with sales of our equity securities.  Our cash flow from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;
•	the level of oil and natural gas we are able to produce from existing wells;
•	the prices at which oil and natural gas are sold; and
•	our ability to acquire, locate and produce new reserves.

If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to undertake or complete future drilling projects.  We may, from time to time, seek additional financing, either in the form of bank borrowings, sales of debt or equity securities or other forms of financing or consider selling non-core assets to raise operating capital.  However, we may not be able to obtain additional financing or make sales of non-core assets upon terms acceptable to us.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would materially and adversely affect our business, financial condition and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors.  Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and revenue are highly dependent on our success in efficiently developing our current reserves and acquiring additional recoverable reserves.  We may not be able to develop, find or acquire reserves to replace our current and future production at costs or other terms acceptable to us, or at all, in which case our business, financial condition and results of operations would be materially and adversely affected.

The unavailability or high cost of drilling rigs, equipment supplies or personnel could adversely affect our ability to execute our exploration and development plans.

The oil and natural gas industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs of rigs, equipment and supplies may increase substantially and their availability may be limited.  In addition, the demand for, and wage rates of qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases.  If drilling rigs, equipment, supplies or qualified personnel are unavailable to us or our operators due to excessive costs or demand or otherwise, our ability to execute our exploration and development plans could be materially and adversely affected and, as a result, our financial condition and results of operations could be materially and adversely affected.

Lack of pipeline access, gathering systems and production equipment may hinder our access to oil and natural gas markets or delay our production.

The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities.  For example, there are no gathering systems in some of the program areas where we have acreage.  Therefore, if drilling results are positive in these program areas, new gathering systems would need to be built to deliver any gas production to markets.  There can be no assurance that we would have sufficient liquidity to build such systems or that third parties would build systems that would allow for the economic development of any such production.

We deliver our production through gathering systems and pipelines that we do not own.  These facilities may not be available to us in the future.  Our ability to produce and market our production is affected and also may be harmed by:

•	the lack of pipeline transmission facilities or carrying capacity;
•	federal and state regulation of oil and natural gas production; and
•	federal and state transportation, tax and energy policies.

Any significant change in our arrangement with gathering system or pipeline owners and operators, or other market factors affecting the overall infrastructure facilities servicing our properties, could adversely impact our ability to deliver the oil and natural gas that we produce to markets in an efficient manner or the prices we receive.  In some cases, we may be required to shut in wells, at least temporarily, for lack of a market because of the inadequacy or unavailability of transportation facilities.  If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

A prospect is a property in which we own an interest and have what we believe, based on available seismic and geological information, to be indications of oil or natural gas reserves.  Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional seismic data processing and interpretation.  There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas reserves in sufficient quantities to recover drilling or completion cost or to be economically viable.  The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas reserves will be present or, if present, whether oil or natural gas reserves will be present in commercial quantities.  We cannot assure you that the analysis we perform using data from other wells, more fully explored prospects or producing fields will be useful in predicting the characteristics and potential reserves associated with our drilling prospects.

Risks Related to Our Business

Our limited history makes an evaluation of us and our future difficult and profits are not assured.

Prior to the recapitalization on September 21, 2009, we were inactive with no significant operations.  In connection with the recapitalization, we decided to focus our business on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and natural gas on these prospects.  However, we do not have a long operating history in our current business.  In view of our limited history in the oil and natural gas business, you may have difficulty in evaluating us and our business and prospects.  You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.  For our business plan to succeed, we must successfully undertake most of the following activities:

•	find and acquire rights in attractive oil and natural gas properties;
•
develop our oil and natural gas properties, including the successful application of EOR technologies and procedures, to the point at which oil and natural gas are being produced in commercially viable quantities;

•	contract with third party service providers regarding services necessary to develop our oil and natural gas wells;
•	contract with transporters and purchasers of our commercial production of oil and natural gas;
•	maintain access to funds to pursue our capital-intensive business plan;
•	comply with all applicable laws and regulations;
•	implement and successfully execute our business strategy;
•	respond to competitive developments and market changes; and
•	attract, retain and motivate qualified personnel.

There can be no assurance that we will be successful in undertaking such activities.  Our failure to undertake successfully most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations.  In addition, there can be no assurance that our exploitation and production activities will produce oil and natural gas in commercially viable quantities.  There can be no assurance that sales of our oil and natural gas production will ever generate sufficient revenues or that we will be able to sustain profitability in any future period.

If we cannot obtain sufficient additional capital when needed, we will not be able to continue with our business strategy.  In addition, significant infusions of additional capital will result in dilution to your ownership and voting rights in our securities.

Our business strategy is to acquire interests in mature oil fields with established reserves that have declined to marginal production levels, but possess significant remaining upside exploitation potential, and implement various secondary and tertiary enhanced oil recovery operations.  We are focused on acquiring undervalued properties that feature enhanced recovery opportunities.  As we continue to find acquisition candidates, we may require additional capital to finance the acquisitions as well as to conduct our EOR operations.  We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects.  If we cannot raise the additional capital required to implement our business strategy, we may be required to curtail operations or develop a different strategy, which could adversely affect our financial condition and results of operations.  Further, any future debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities.  Equity financing will result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

Exploration and development drilling and the application of waterflooding and EOR techniques may not result in commercially productive reserves.

We do not always encounter commercially productive reservoirs through our drilling operations or our application of waterflooding or EOR techniques.  The new wells we drill or participate in may not be productive, and we may not recover all or any portion of our investment in wells we drill or participate in.  The engineering data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or may be produced economically.  The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project.  Our efforts will be unprofitable if we drill dry holes or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs or our application of waterflooding or EOR techniques is not successful.  Further, our drilling and other operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions;
•	title problems;
•	pressure or irregularities in formations;
•	equipment failures or accidents;
•	adverse weather conditions; and
•	increases in the costs of, or shortages or delays in the availability of, chemicals, drilling rigs and equipment.

The departure of key personnel could adversely affect our ability to run our business.

Our future success is dependent on the personal efforts, performance and abilities of key management, Jeffrey Beunier, our chief executive officer.  He is the integral part of our daily operations.  We do not maintain any key life insurance policies for any person.  Although, to our knowledge, Mr. Beunier does not currently have any plans to retire or leave our company in the near future, his loss could significantly impact our business until an adequate replacement could be identified and put in place.

We face strong competition from larger oil and natural gas companies, which makes it difficult to conduct profitable operations.

Our competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs.  Many of these competitors are large, well-established companies and have substantially larger operating staffs and greater capital resources than we do.  We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment.  Specifically, these larger competitors may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.  In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry.

Such competition may jeopardize our ability to access material, equipment and resources when needed and we risk suffering a number of adverse consequences, including:

•	the breach of our obligations under the oil and natural gas leases by which we hold our prospects and the potential loss of those leasehold interests;
•	loss of reputation in the oil and natural gas community;
•	a general slow-down in our operations and decline in revenue and cash flow; and
•	decline in market price of our common stock.

Failure to maintain effective internal controls could have a material adverse effect on our operations.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing our internal controls and management’s assessment.  Effective internal controls are necessary for us to produce reliable financial reports.  If, as a result of deficiencies in our internal controls, we cannot provide reliable financial reports, our business decision process may be adversely affected, our business and operating results could be harmed, we may be in violation of future lending covenants, investors could lose confidence in our reported financial information, and the price of our stock could decrease as a result.  There can be no guarantee that we will not have deficiencies in our disclosure controls and internal controls in the future.

Our business involves many operating risks, which may result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks.

Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

•	fires;
•	natural disasters;
•	explosions;
•	pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion;
•	weather;
•	failure of oilfield drilling and service tools;
•	changes in underground pressure in a formation that causes the surface to collapse or crater;
•	pipeline ruptures or cement failures;
•	environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases; and
•	availability of needed equipment at acceptable prices, including steel tubular products.

Any of these risks can cause substantial losses resulting from:

•	injury or loss of life;
•	damage to and destruction of property, natural resources and equipment;
•	pollution and other environmental damage;
•	regulatory investigations and penalties;
•	suspension of our operations; and
•	repair and remediation costs.

Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them.  We do not currently maintain insurance against any of the risks described above.  In the future we may not be able to obtain insurance at premium levels that justify its purchase.

We do not insure against the loss of oil or natural gas reserves as a result of operating hazards, insure against business interruption or insure our field production equipment against loss.  Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage.  The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

There are risks in acquiring producing properties, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, increasing the scope, geographic diversity and complexity of our operations and incurrence of additional debt.

Our business strategy includes growing our reserve base through acquisitions.  Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in unanticipated expenses and losses.  In addition, we may assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions.  The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

We are continually investigating opportunities for acquisitions.  In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations.  Our ability to make future acquisitions may be constrained by our ability to obtain additional financing.

Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expense, all of which could have a material adverse effect on our financial condition and operating results.

Terrorist activities may adversely affect our business.

Terrorist activities, including events similar to those of September 11, 2001, or armed conflict involving the United States may adversely affect our business activities and financial condition.  If events of this nature occur and persist, the resulting political and social instability could adversely affect prevailing oil and natural gas prices and cause a reduction in our revenues.

In addition, oil and natural gas production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our operations is destroyed or damaged.  Costs associated with insurance and other security measures may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Part of our business is seasonal in nature which may affect the price of our oil and natural gas.

Weather conditions affect the demand for and price of oil and natural gas.  Demand for oil and natural gas is typically higher during winter months than summer months.  However, warm winters can also lead to downward price trends.  As a result, our results of operations may be adversely affected by seasonal conditions.

Risks Relating to Our Shares

There is no active public market for our shares and we cannot assure you that all active trading market or a specific share price will be established or maintained.

Our common stock became eligible for trading on the OTC BB trading system.  The OTC BB tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks.  There is a greater chance of market volatility for securities that trade on the OTC BB as opposed to a national exchange or quotation system.  This volatility may be caused by a variety of factors including:

•	the lack of readily available price quotations;
•	the absence of consistent administrative supervision of “bid” and “ask” quotations;
•	lower trading volume; and
•	market conditions.

In addition, the value of our common stock could be affected by:

•	actual or anticipated variations in our operating results;
•	changes in the market valuations of other human capital solutions companies;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	adoption of new accounting standards affecting our industry;
•	additions or departures of key personnel;
•	introduction of new services by our competitors or us;
•	sales of our common stock or other securities in the open market;
•	changes in financial estimates by securities analysts;
•	conditions or trends in the market in which we operate;
•	changes in earnings estimates and recommendations by financial analysts;
•	our failure to meet financial analysts’ performance expectations; and
•	other events or factors, many of which are beyond our control.

In a volatile market, you may experience wide fluctuations in the market price of our securities.  These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market.  In these situations, you may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

The market price and trading volume of our shares maybe volatile, and you may not be able to resell your shares at or above the initial public offering price.

The price of our shares after the closing of this offering may fluctuate widely, depending upon many factors, including:

•	the perceived prospects for the insurance industry in general;
•	differences between our actual financial and operating results and those expected by investors;
•	changes in the share price of public companies with which we compete;
•	news about our industry and our competitors;
•	changes in general economic or market conditions including broad market fluctuations;
•	adverse regulatory actions; and
•	other factors listed in this section or otherwise.

Our shares may trade at prices significantly below current levels, in which case holders of the shares may experience difficulty in reselling, or an inability to sell, the shares.  In addition, when the market price of a company’s common equity drops significantly, stockholders often institute securities class action lawsuits against the company.  A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources away from the day-to-day operations of our business.

We will incur increased costs as a result of being an operating public company.

As a public company, we will incur increased legal, accounting and other costs that we would not incur as a private company.  The corporate governance practices of public companies are heavily regulated.  For example, public companies are subject to the Sarbanes-Oxley Act of 2002, related rules and regulations of the SEC, as well as the rules and regulations of any exchange or quotation service on which a company’s shares may be listed or quoted.  We expect that compliance with these requirements will increase our expenses and make some activities more time consuming than they have been in the past when we were a private company.  Such additional costs going forward could negatively impact our financial results.

Securities analysts may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading price of the shares.

We cannot assure you that securities analysts will cover our company after completion of this offering.  If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of the shares.  The trading market for the shares will rely in part on the research and reports that securities analysts publish about us and our business.  If one or more of the analysts who cover our company downgrades the shares, the trading price of the shares may decline.  If one or more of these analysts ceases to cover our company, we could lose visibility in the market, which, in turn, could also cause the trading price of the shares to decline.  Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price of our shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of the shares of common stock offered by this prospectus.

SELLING STOCKHOLDER

The shares being offered for resale by the selling stockholder, Edward Mike Davis, L.L.C., consist of all 1,450,000 shares of our common stock held by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as a principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the SEC;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus, upon the companies notification in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.  In addition, upon our notification in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder or the purchasers.  The selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised the selling stockholder that it may not use shares registered in this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.  If the selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the selling stockholder in connection with resales of its respective shares under this registration statement.

We are required to pay all fees and expenses incident to our registration of the shares, but we will not receive any proceeds from the sale of the common stock.  We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholder and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by the selling stockholder.  Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder.  These regulations may affect the marketability of these shares of our common stock.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado.

EXPERTS

The financial statements of Recovery Energy, Inc., f/k/a Universal Holdings, Inc. as of April 30, 2009 and 2008 and for the year ending April 30, 2009 and the period August 31, 2007 to April 30, 2008, incorporated herein by reference, have been so incorporated in reliance upon the report of Webb & Co. P.A., independent registered public accounting firm as experts in accounting and auditing.  Pursuant to the Form 8-K filed on September 23, 2009, the Company dismissed Webb & Co. as of September 21, 2009 and engaged Jewett Schwartz Wolfe & Associates as the Company's independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus.

We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC.  You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300.  The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with information.  The common stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or the supplement.

We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents.  The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.  These documents contain important information about us and our finances.  This prospectus incorporates by reference:

•	Our annual report on Form 10-K for the year ended April 30, 2009;
•	Our quarterly report on Form 10-Q for the period ended January 31, 2009;
•	Our quarterly report on Form 10-Q for the periods ended July 31, 2009;
•	Our quarterly report on Form 10-Q for the periods ended September 30, 2009;
•
Our current reports on Form 8-K filed with the SEC on September 22, 2009, September 23, 2009, September 30, 2009, November 13, 2009, November 23, 2009, December 2, 2009, December 9, 2009, December 17, 2009, December 24, 2009, January 7, 2010 and

•	The description of our common stock contained in our registration statement on Form S-1 initially filed with the SEC on July 28, 2008.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.  You may request a copy of such information and our filings with the SEC, at no cost, by writing or calling us at the following address or telephone number:

Recovery Energy, Inc.
1515 Wynkoop St., Suite 200
Denver, CO 80202
1-888-887-4449

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Indemnification

Our director and officer are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted.  We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  No dealer, sales person or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other expenses of issuance and distribution.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant.  Other than the SEC registration fee and NASDAQ filing fee, the amounts stated are estimates.

SEC Registration Fee	$433.55
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$5,000.00
Miscellaneous	$1,566.45
Total:	$17,000.00

Item 15.     Indemnification of directors and officers.

Section 5.1 of Article V of our bylaws provides for indemnification of our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with which action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The termination of any action, suite or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to be the best interests of the Company and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such conduct was unlawful.

Section 5.2 of Article V of our bylaws provides for indemnification of our directors and officers against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection 1 of Section 78.7502 of Chapter 78 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion.  In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Finally, Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Item 16.     Exhibits.

Exhibit No.	Description
2.1
Membership Unit Purchase Agreement by and among the Company, Lanny M. Roof, Judith Lee and Michael Hlvasa dated as of September 21, 2009 (incorporated herein by reference to Exhibit 2.1 from the Company's current report filed on form 8-K filed on September 22, 2009).

4.1	Non Interest Bearing Promissory Note for September 21, 2009 restructuring (incorporated by reference to Exhibit 4.1 from the Company's current report filed on form 8-K filed on September 22, 2009).

5.1	Legal Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

23.2	Consent of Webb & Company, P.A.

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 17.     Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned on January 11, 2010.

RECOVERY ENERGY, INC.,
a Nevada corporation
By: /s/ Jeffrey A. Beunier
Name: Jeffrey A. Beunier
Title: Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Recovery Energy, Inc. hereby severally constitute Jeffrey A. Beunier our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Recovery Energy, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney has been signed below by the following persons in the capacities indicated on January 11, 2010:

Name and Signature	Title
/s/ Jeffrey A. Beunier Jeffrey A. Beunier	Chief Executive Officer, President, Principal Financial Officer and Principal Accounting Officer

/s/ Jeffrey A. Beunier Jeffrey A. Beunier	Director

/s/ Roger A. Parker Roger A. Parker	Director

/s/ James J. Miller James J. Miller	Director

Exhibits Index

Exhibit No.	Description
2.1
Membership Unit Purchase Agreement by and among the Company, Lanny M. Roof, Judith Lee and Michael Hlvasa dated as of September 21, 2009 (incorporated herein by reference to Exhibit 2.1 from the Company's current report filed on form 8-K filed on September 22, 2009).

4.1	Non Interest Bearing Promissory Note for September 21, 2009 restructuring (incorporated by reference to Exhibit 4.1 from the Company's current report filed on form 8-K filed on September 22, 2009).

5.1	Legal Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

23.2	Consent of Webb & Company, P.A.

24.1	Power of Attorney (included on the signature page of this registration statement).